Exhibit 99.1

October 18, 2005

Mr. David Peterschmidt

Chief Executive Officer

Openwave Systems Inc.

2100 Seaport Blvd.

Redwood City, CA 94063

Re:	Confirmation of Stock Awards

Dear Dave:

As you know, recently the Compensation Committee evaluated the performance of the members of the Company’s senior management team in connection with determining the size and types of annual stock grants to be awarded with respect to the Company’s 2006 fiscal year. At that meeting the Committee did not assess the stock grants to be made to you. Last Thursday the Compensation Committee performed that task with respect to your performance over the past eleven months. The Committee and the Board have been very pleased with your performance and have felt that in many different respects your performance and leadership have exceeded their expectations at the time that you were hired.

Accordingly it is with pleasure that I confirm on behalf of the Compensation Committee of the Board of Directors that on October 13, 2005 the Committee granted to you two stock awards under the Company’s 1995 Stock Plan. The first grant is an option to acquire 750,000 shares of the Company’s common stock. This option will vest commencing on the grant date and shall become exercisable over a period of four years, vesting in 48 equal monthly installments based on your continued service with the Company. The exercise price of this option is the closing price of the Company’s common stock on the date of grant, which was $15.95. The option will be documented using the Company’s standard form of non-qualified stock option agreement under the Company’s 1995 Stock Plan. In light of the size of this option grant in addition to the option that you received at the time you commenced employment with Openwave in November 2004, the Committee does not at this time expect to make further stock option grants to you prior to the end of calendar year 2008. The Committee believes that your current option grants, along with the grants of restricted stock that you have received, closely align your personal financial interests over the next few years with those of Openwave’s stockholders and provide you with a substantial opportunity for capital wealth accumulation.

In addition to this option grant, the Compensation Committee has also granted to you 100,000 shares of restricted stock under the Company’s 1995 Stock Plan. This stock grant will be documented using the Company’s standard form of restricted stock purchase agreement under this plan. You will be required to pay the Company the par value of the Company’s common stock, which is $.001, for each share of restricted stock that is being awarded to you. The shares subject to this award become vested in their entirety after three years from the date of grant. However, if the Company’s achieves certain financial targets for the twelve month period

Mr. David Peterschmidt

October 18, 2005

coinciding with the 2006 calendar year, this stock grant will become 100% vested on the date that the Compensation Committee certifies the Company’s achievement of those goals following the completion of the preparation of financial statements covering that period.

We hope that you understand that these grants underscore and reflect the confidence that the Board of Directors has in your leadership and the satisfaction it feels in your accomplishments to date for the benefit of all of Openwave’s stockholders. Keep up the good work!

Best regards,

/s/ Bernard Puckett
Bernard Puckett
Chairman of the Compensation Committee and the Board of Directors